Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:      J. Daniel Sizemore    (251) 967-4249

VISION BANCSHARES, INC. REPORTS SECOND QUARTER 2003 EARNINGS

GULF SHORES, ALABAMA – AUGUST 7, 2003 – Vision Bancshares, Inc., (VBAL.OB) today reported a consolidated net profit of $18 thousand for the second quarter of 2003 compared to a net profit of $17 thousand for the second quarter of 2002. On both a basic and diluted basis, the earnings per share was $0.01 for the second quarter of 2003 versus earnings per share of $0.02 for the same period of last year. For the six month period ended June 30, 2003, the Company reported a consolidated net loss of $89 thousand compared to a consolidated net loss of $2 thousand for the same period of 2002. On both a basic and diluted basis, the loss per share was $0.05 for the first six months of 2003 versus a loss of $0.00 per share for the first six months of 2002. Vision Bank, FSB, the Company’s new federal savings bank headquartered in Panama City, Florida, completed its first 5½ months of operations at the end of June 2003. The net operating loss posted by Vision Bank, FSB continues to be the primary reason for the consolidated year-to-date net operating loss. However, Vision Bank, the Company’s Alabama bank subsidiary, which began operations in March 2000, posted a net operating profit of $537 thousand for the first six months of 2003.

J. Daniel Sizemore, Chairman and CEO, said, “We are extremely pleased with the Company’s consolidated net profit for the second quarter of 2003. While our consolidated operating results still reflect the impact of our increased overhead expenses associated with the opening of our Florida based federal savings bank, our Alabama bank has posted record earnings for the first half of this year. The Alabama based bank has completed six consecutive quarters of profitability and has shown a positive earnings trend. Our Alabama bank subsidiary continues to exceed both projected balance sheet growth and operating profits. We are furthermore pleased that our Florida subsidiary’s balance sheet growth has surpassed its original projections.”

Total assets grew $34 million to $174 million at June 30, 2003, compared to $140 million at year-end 2002. At June 30, 2003, outstanding loans grew $34 million to $143 million while total deposits increased $33 million to $151 million. The Company’s allowance for loan losses was $1.7 million and represented 1.22% of outstanding loans at June 30, 2003. Mr. Sizemore further stated, “Second quarter 2003 results continue to reflect the outstanding efforts of all our Vision team members and represents our continuous dedication to our shareholders and customers. Our steady financial progress and expansion has strengthened our position as the premier community banks throughout the Gulf Coast communities which we serve.”

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. is an Alabama corporation organized in July 1999 as a bank holding company and headquartered in Gulf Shores, Alabama. It is the parent company for Vision Bank, a state banking corporation organized in March 2000 under the laws of the State of Alabama. Vision Bank provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear and Foley. Vision Bancshares, Inc. is also the parent company for Vision Bank, FSB, organized in January 2003 as a federal savings bank chartered by the Office of Thrift Supervision. Vision Bank, FSB provides banking services to the customers in Bay County and the panhandle of Florida through its offices located in Panama City and Panama City Beach.